EXHIBIT 99.2

Sevcon, Inc.
Fourth-Quarter 2013 Investor Conference Call
Wednesday, December 11, 2013, 9:00 a.m. ET

Management’s Prepared Remarks

David Calusdian:

Good morning everyone, and thank you for joining us. If you have not received a copy of the earnings press release issued yesterday afternoon, you can find it in the Investor Relations section of the Sevcon website, Sevcon.com.

Please be reminded that remarks that management may make during this call may contain forward-looking statements about future financial results. Important factors that may cause the company’s actual results to differ materially from the anticipated events, performance, or results expressed or implied by the company’s forward-looking statements are described in the risk factors detailed in its periodic reports filed with the SEC, which can also be accessed through the Sevcon website. The company advises you to read them and cautions you not to place undue reliance upon any forward-looking statements that may be made this morning, which speak only as of the date of this call. Sevcon undertakes no obligation to update any forward-looking statements.

With us today are Sevcon’s Chief Executive Officer Matt Boyle and Chief Financial Officer Paul Farquhar. At this point, I will turn the call over to Matt.

Matt Boyle:

Thank you, David. Welcome everyone. We appreciate your joining us this morning.

I’ll begin our prepared remarks with some comments on the fourth quarter and fiscal year. Paul will follow with the financial review, and then as usual we’ll open the call for your questions.

In overview, we concluded a difficult fiscal 2013 with the best quarter of the year. Excluding the nearly 800,000 dollar one-time pension-related gain we reported in Q4 of 2012, Sevcon’s overall results for the fourth quarter were substantially improved, year-over-year.

Most importantly, we’re beginning the new fiscal year with a sense of greater end-market stability. Although the demand environment – both off-road and on-road – remains challenging, our lead times and order visibility continued to recover from what now appears to be our low point in the first quarter of fiscal 2013.

In terms of our results for the fourth quarter, you’ll recall that Q4 of fiscal 2012 was a weak quarter for us. Global construction and mining activity was very slow, which affected demand for the products we sell for traditional off-road EV applications. Our sales for 4-wheel on-road applications were down substantially as well, mainly due to a slowdown in shipments to Renault.

Given the weak comparatives a year ago, together with the progress we’ve made in expanding our OEM relationships, total sales for the fourth quarter were up 11% from Q4 of 2012. The underlying patterns have continued to improve over the past three quarters, with modestly increased demand in the U.S. and relative strength in Asia. The key difference this quarter was Europe, where the recent pattern reversed and sales were up significantly year-over-year.

In our traditional off-road markets, the ongoing improvement in the global aerial work platform market continued to be offset by weakness in the mining sector and, to a lesser extent, the airport ground support market as well.

Breaking down the off-road sector geographically, sales to fork lift truck and aerial work platform customers in Asia – primarily Japan and China – as well as in Europe were higher than in Q4 last year. In the US, higher demand for fork lift truck applications was offset by lower demand from mining equipment customers.

In the on-road sector, as I mentioned, we continued to feel the effects of the reduction in the Renault Twizy production. Twizy has been the major revenue driver in the four-wheel segment of our on-road business and, as such, it’s raised our profile as supplier in the four-wheel space. Renault has proven with the Twizy that a quadricycle is a viable alternative to the car for intra-city mobility. Our presence as the control supplier to Renault has opened doors for us with a number of other OEMs that are developing a next generation of four-wheel EV city vehicles.

Elsewhere in the four-wheel segment of our on-road business, we’re seeing strong interest in using our control technology for hybrid electric vehicles. We have a number of new OEM and Tier 1 supplier relationships related to hybrid vehicles under way in Europe. As we’ve stated previously, our policy is not to discuss specific customer relationships until the vehicles are commercially introduced and shipping in volume.

We’re continuing to make good progress in penetrating the overall two-wheel EV market on a global basis, primarily electric scooters and motorcycles in the 125 to 550 cc equivalent range. We have a highly competitive product offering for this segment of the market, based on our proven ability to deliver higher quality and performance, as well as our experience over the years in higher volume production.

Q4 was another quarter of solid growth in shipments of controllers to OEM and Tier 1 suppliers to the scooter and motorcycle markets in Europe, Asia and North America. The two-wheel on road sector is probably our most competitive market. Our success in forging the OEM and Tier 1 relationships that I’ve just described reflects our unique combination of both cutting-edge technology and proven experience.

We’re also continuing to build a solid pipeline of future business in Germany. We started several projects in the fourth fiscal quarter ranging from 2 wheel on road to multi-controller industrial applications. These industrial applications are a new market for our technology, a market we have been exploring over the past year. We envisage utilizing our existing Gen4 and new products shortly to be released in what were are terming the electro hydraulics sector. A sector where new customers and some existing OEMs look to replace older and less efficient hydraulics systems with electrical systems which improve efficiency and reduce whole life cost.

Expanding our engineering and sales talent base so we can leverage our technology and customer relationships going forward is a high priority for us. As part of this effort, we’ve developed an engineering apprenticeship program in the UK that’s proving to be highly effective in attracting top talent to Sevcon.

As we announced last quarter, we have been awarded a UK government grant of approximately 450,000 dollars to develop next-generation controls for high-voltage, low-power applications. These funds will defray a significant portion of the research and development expenses associated with this project. The company exhibited the first prototypes of these controllers at EVS27 in Barcelona in November. We expect to continue development and release products to customers for trial in Q3 of this fiscal year.

As Paul will discuss, we continued to make progress this quarter toward returning Sevcon to sustained profitability. The restructuring initiatives that we implemented midway through the year are delivering the two million dollars of annualized operating cost reductions that we anticipated.

From a top-line perspective, we believe there is far greater stability in our markets than at this point a year ago. While there is still some volatility, we’re encouraged by what we’re hearing from our customers in both the off-road and on-road segments of the market. With our lower cost structure and conservative balance sheet, we are confident that Sevcon is well-positioned for growth and improved profitability as fiscal 2014 unfolds.

I’ll now turn the call over to Paul for a review of our financial results. Paul?

Paul Farquhar:

Thank you Matt and good morning everyone.

As a reminder, the Controls segment that Matt discussed is Sevcon’s core business. We also operate a legacy capacitor business which reported a small operating income in the fourth quarter of fiscal 2013.

Reviewing Sevcon’s financial performance for the quarter and starting with the Income Statement, revenues were 8.9 million dollars, compared with 8.0 million dollars in the same period in fiscal 2012.

As Matt said, in our controls business segment, sales in our traditional market of aerial work platforms were up this quarter, compared with Q4 last year, as were sales for two-wheel on-road applications. However, these increases were partially offset by lower sales in the four-wheel on-road sector.

Looking at our fourth-quarter sales by geography and excluding foreign currency effects, revenues were down 1% from the fourth quarter last year in North America, largely reflecting lower demand in the mining sector. Sales in the Far East were up 13%, driven primarily by stronger product demand for aerial work platform applications in China and Japan. Sales in Europe increased 26% which also reflected stronger product demand from aerial work platform customers and two-wheel on-road EV OEM’s.

Gross profit for the fourth quarter of 2013 improved to 37.4% of sales from 32.6% in Q4 last year. This improvement was due in part to improved sales mix in the controls business  and also in Q4 last year we took a 285,000 dollar  write down related to obsolete inventory which reduced the gross profit percentage by 3.5 percentage points.

Turning to operating expenses, Sevcon continues to benefit from a low-cost manufacturing model. Outsourcing our production to third parties allows us to add capacity while minimizing the addition of fixed costs. Our operating expenses consist primarily of product development, engineering, sales-related expenses and general and administrative expenses, including compensation and direct R&D costs.

During the second quarter of fiscal 2013 we implemented several personnel and cost reduction measures, with the goal of returning the business to profitability based on the assumption of continuing soft demand. As Matt discussed, our results for Q4 indicate that we are delivering the 2 million dollars in annual run rate savings that we anticipate from these initiatives.

Total operating expense for the fourth quarter of fiscal 2013 was essentially flat with the sequential third quarter at 2.9 million dollars, but up by 800,000 dollars from Q4 of fiscal 2012. Note that operating expenses for the fourth quarter last year were reduced by 794,000 dollars, or 28%, due to a one-time curtailment gain associated with the freezing of our UK defined benefit pension plan during the quarter, as well as 41,000 dollars in UK government grant income. In the fourth quarter of 2013 we recorded 99,000 dollars of UK government grant income. Excluding grant income from each year and the one-time pension benefit in 2012, operating expenses for the fourth quarter of fiscal 2013 increased by 77,000 dollars, or 2.6%, compared with the same period last year.

Our reported operating expenses include engineering and R&D expense which are reported net of grants received.R&D expense, net of grants, was 10.8% of sales in the fourth quarter of fiscal 2013, compared with 12.4% in Q4 last year.

Sevcon reported operating income for the fourth quarter of 407,000 dollars compared with 518,000 dollars in the same period last year which included the benefit of 794,000 referred to earlier from freezing the Company’s UK pension plan and a charge of 285,000 dollars relating to obsolete inventory. Excluding these two items, operating income in Q4 2013 was 398,000 higher than the same period last year.

As we discussed on our Q3 conference call, tax rate reductions enacted by Parliament in the UK in July have required us to write down certain of the deferred tax assets on our balance sheet. This resulted in a fourth-quarter write-down of 444,000 dollars of additional tax liability, significantly increasing our effective UK income tax rate. Partially offset by favorable R&D tax credits in the UK, we recorded an income tax provision for the fourth quarter of 307,000 dollars. This compares with an income tax provision of 253,000 dollars in Q4 last year.

Sevcon reported GAAP net income of 45,000 dollars, or 1 cent per diluted share, for the fourth quarter of 2013, compared with GAAP net income of 285,000 dollars, or 8 cents per diluted share, in the fourth quarter of fiscal 2012.

Let’s look now at Sevcon’s results for fiscal 2013 as a whole. Total revenues for the fiscal year were 32.2 million dollars, compared with 35.5 million dollars in fiscal 2012. In our Controls segment, sales were down by 3.5 million dollars or 10%. Sales were down 1% in our traditional off-road, industrial market segment and sales in the on-road market decreased 36% year-over-year.  Sales for on-road two-wheel applications were up 28%, offset by a substantial decline in sales for four-wheel applications, primarily reflecting lower shipments to Renault.

Gross profit for fiscal 2013 was 36.6% of sales, compared with 34.3% in fiscal 2012. This increase reflects a higher margin sales mix in the Controls segment in 2013 as well as the 285,000 obsolete inventory reserve in the prior year which reduced the gross profit margin for the 2012 year by 0.8 percentage points.

Sevcon reported an operating loss for fiscal 2013 of 948,000 dollars, compared with 1.5 million dollars of operating income in the prior year. Operating income for fiscal 2013 was reduced by a one-time restructuring charge of 605,000 dollars in the second quarter. Operating income for fiscal 2012 was increased by 794,000 dollars in benefit associated with the closure of our UK pension plan. Excluding these items from both periods, there was a non-GAAP operating loss for fiscal 2013 of 343,000 dollars, compared with non-GAAP operating income of 706,000 dollars in fiscal 2012.

In Other Income and Expense in 2013 there was a currency loss of 430,000 dollars compared with a currency gain of 218,000 in the prior year. Interest expense at 101,000 dollars in 2013 was 40,000 dollars lower than the 141,000 dollars of expense recorded in 2012.

We recorded an income tax benefit of 392,000 dollars, or 26.8% of the loss before income tax, compared with an income tax charge of 401,000 dollars, or 25.1% of income before tax, in fiscal 2012. The differing effective tax rate percentages reflects the significant variance in income tax rates in the jurisdictions in which we do business and the relative profit or loss made in each business in each year. In addition, the effective tax rate reflects the amount of U.K government R&D tax incentives each year which amounted to 567,000 dollars and 322,000 dollars in 2013 in 2012, respectively.

Reflecting the factors that I just outlined, Sevcon reported a net loss for fiscal 2013 of 1.1 million dollars, or 32 cents per diluted share. This compares with net income of 1.2 million dollars, or 36 cents per diluted share, in fiscal 2012.

Turning now to cash flow and working capital items for the full fiscal year and excluding currency translation, receivables and prepaid expenses increased by 1.1 million dollars 114,000 dollars, respectively, which both reduced cash during the year. Inventories reduced by 637,000 dollars and accounts payable, accrued expenses and accrued taxes increased by a combined 1.1 million dollars, all of which increased cash. The number of days’ receivables at September 30, 2013 was 65. This compares with 64 days at September 30, 2012.

Turning to the balance sheet, Sevcon ended the fiscal year with cash and cash equivalents of 2.1 million dollars, compared with 2.8 million dollars on September 30, 2012. Finally, we closed the fourth quarter of fiscal 2013 with 1.8 million dollars in short- and long-term debt. This compares with 1.8 million dollars also, a year earlier.

As a reminder, we currently have a 3.5 million dollar secured revolving credit facility with RBS Citizens Bank. 1.7 million dollars of this facility was drawn down at the end of Q4, which represented the majority of the 1.8 million in short and long-term debt just mentioned. This revolving credit facility was extended as of September 30, 2013 and will expire on June 14, 2017 and the principal will be payable in full. We also have a 1.5 million dollar bank overdraft facility with RBS Nat West Bank available to our UK subsidiary companies; this facility was unused at the end of fiscal 2013 and 2012.

Wrapping up, and echoing Matt, we are committed to returning Sevcon’s business to sustained growth and profitability, and look forward to reporting our progress in the quarters ahead.

With that, we'll be happy to take your questions.  Operator, you can proceed with the Q&A now.

Matt Boyle:

Thank you, operator, and thanks everyone for listening this morning. We look forward to speaking with you next quarter. This concludes our call.